EXHIBIT 4.1

DESCRIPTION OF CAPITAL STOCK

The following describes the common stock and certain provisions of the Articles of Incorporation, as amended (the “Articles”), and Amended and Restated By-laws (the “By-laws”) of Torotel, Inc. (the “Company”), and certain related rights. This description is only a summary and is qualified in its entirety by reference to the Articles and the By-laws, each of which have been filed with the Securities and Exchange Commission.

Description of Common Stock

General

The authorized capital stock of the Company consists of 6,000,000 shares of common stock, par value $0.01 per share (“common stock”). The common stock is traded on the OTC Market Group’s OTC Pink platform under the symbol “TTLO.”

Voting Rights

Each outstanding share of common stock entitles the holder thereof to one vote on each matter submitted for approval to the shareholders at a meeting or by written consent, including the election of directors.

Cumulative Voting

In all elections for directors, every shareholder shall have the right to vote, in person or by proxy, the number of shares owned by such shareholder, for as many persons as there are directors to be elected, or to cumulate said shares, and give one candidate as many votes as the number of directors to be elected multiplied by the number of such shareholder’s shares shall equal, or distribute them on the same principal among as many candidates as such shareholder shall see fit.

Classification of the Board of Directors

The Company’s board of directors (the “Board of Directors”) is divided into three classes designated as Class I, Class II and Class III, respectively, as nearly equal in number as possible. One class of directors is elected for a three-year term at each annual meeting of shareholders.  A full term for a director shall consist of three full years.

Dividend Rights

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor.

No Preemptive or Similar Rights

Holders of common stock have no conversion, redemption or preemptive rights to subscribe to any securities of the Company. All outstanding shares of common stock are fully paid and nonassessable.

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of common stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors.

Certain Articles and By-laws Provisions

Number of Directors. The Articles provide that the Board of Directors shall consist of not less than three and not more than seven members, with the exact number of directors to be determined by affirmative vote of a majority of the Board of Directors.

Special Meetings. The By-laws provide that special meetings of shareholders may be called exclusively by the President or by the Board of Directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. The By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors (the “Nomination Procedure”) and with regard to other matters to be brought by stockholders before an annual meeting of stockholders of the Company (the “Business Procedure”).

Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the By-laws. If the Chairman of the annual meeting determines that other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination for the Board of Directors to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the By-laws. If the Chairman of the annual meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.